EXHIBIT 99.7

CONSENT OF DIRECTOR NOMINEE

Pursuant to Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named as a person who will become a director on Chemical Financial Corporation’s (“Chemical’s”) Board of Directors as of the effective time of the Merger (as such term is defined in the Agreement and Plan of Merger, dated as of January 25, 2016), in the joint proxy statement/prospectus, which forms a part of the Registration Statement on Form S-4 of Chemical, and any amendment or supplement thereto (the “Registration Statement”), and to the filing of this consent as an exhibit to the Registration Statement.

May 17, 2016	/s/ Gary Torgow
Gary Torgow